Exhibit 34.2

Report of Independent Registered Public Accounting Firm

The Board of Directors
Citibank, N.A.:

We have examined management of Citibank, N.A. (the Company)'s assertion, included in the accompanying Management’s Assertion of Compliance, that the Company complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB (the Applicable Servicing Criteria) for publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) automobile loan or lease-backed securities serviced by American Honda Finance Corporation issued on or after January 1, 2006, for which the Company provides trustee and paying agent services; or owner trustee services (the Platform), except for Servicing Criteria 1122(d)(1)(i)-1122(d)(1)(v), 1122(d)(2)(i), 1122(d)(2)(iii)-1122(d)(2)(vii), 1122(d)(3)(i) and 1122(d)(4)(i)-1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform (the Applicable Servicing Criteria), as of and for the twelve months ended March 31, 2026. With respect to the Platform, Servicing Criterion 1122(d)(3)(ii) is applicable only as it relates to remittances. Appendix A to Management's Assertion of Compliance identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the Applicable Servicing Criteria for the Platform. Our responsibility is to express an opinion on Management’s Assertion about the Company’s compliance with the Applicable Servicing Criteria for the Platform based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants to obtain reasonable assurance and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the Applicable Servicing Criteria for the Platform and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the Applicable Servicing Criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the Applicable Servicing Criteria for the Platform.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements relating to the examination engagement.

In our opinion, Management’s Assertion that the Company complied with the aforementioned Applicable Servicing Criteria for the Platform as of and for the twelve months ended March 31, 2026 is fairly stated, in all material respects.

Our opinion on Management's Assertion does not extend to any other information that accompanies or contains our report.

/s/ KPMG LLP

Chicago, Illinois

May 28, 2026